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                                                                       Exhibit 5

                                                             September 16, 1996


EVEREN Capital Corporation
77 West Wacker Drive
Chicago, Illinois 60601-1694

Dear Sirs:


     We have acted as counsel to EVEREN Capital Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale of up to 4,600,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), as described in the Registration Statement on Form S-1 (File No. 333-09163), as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Shares are to be purchased by certain underwriters and offered for sale to the public (the "Offering") pursuant to the terms of an underwriting agreement (the "Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement.

     We have examined a copy of the Registration Statement and all exhibits thereto, including the Certificate of Incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to




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EVEREN Capital Corporation            -2-                     September 16, 1996



our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the issuance of the Shares has been duly authorized and, upon payment and delivery as contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

     This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the

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EVEREN Capital Corporation            -3-                     September 16, 1996



Registration Statement and the use of our name under the heading "Legal Matters" in the Prospectus included therein.


                                            Very truly yours,



                                            SIMPSON THACHER & BARTLETT